Exhibit 10.1

FORM OF TERM NOTE

PROMISSORY NOTE

US$3,000,000	April 3, 2006

FOR VALUE RECEIVED, Sirenza Microdevices, Inc., a Delaware corporation, (together with its successors and assigns, “Company”), hereby promises to pay to the order of ____________ (together with [his][her] successors and assigns, “Lender”), in lawful money of the United States of America, the principal amount of Three Million Dollars ($3,000,000.00) and to pay interest on the unpaid principal amount hereof, all as provided in this Promissory Note. This Promissory Note is issued in connection with the Agreement and Plan of Merger, dated as of February 4, 2006, by and among Company, Penguin Acquisition Corporation, Premier Devices, Inc., Phillip Chuanze Liao, and Yeechin Shiong Liao (the “Merger Agreement”) and the transactions contemplated therein. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

1. Interest. The unpaid principal amount of this Promissory Note will bear simple interest at the rate of 5% per annum. Interest will be calculated on the basis of the actual number of days elapsed over a 365 day year. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of the obligations evidenced by this Promissory Note.

2. Payments. Interest accrued through the last day of each month on the unpaid principal amount hereof shall be paid on the tenth day of the following month, until the outstanding principal amount hereof shall be paid in full at maturity, with the first such payment due on the tenth day of the month following the month in which the Closing Date occurs. The unpaid principal amount of this Promissory Note, together with interest accrued and unpaid thereon, is due and payable by Company on the date that is one year after the Closing Date (the “Maturity Date”). All payments of principal and interest must be made in United States dollars to the order of Lender by wire transfer of immediately available funds to a deposit account for Lender specified in writing by an authorized representative of Lender, or to such other account or party as may be specified in writing by Lender to Company. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day. For purposes of this Promissory Note, “Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which the banking institutions in the City of New York or Denver, Colorado are authorized or obligated by law or executive order to close or be closed.

3. Optional Prepayment. Company may prepay the obligations evidenced by this Promissory Note in whole or in part at any time, without penalty or premium.

4. Mandatory Prepayment. Concurrently with the receipt by Company of Net Cash Proceeds received from the issuance of Prepayment Indebtedness by Company, Company shall pay to Lender an amount equal to 100% of such proceeds up to the amount of the unpaid principal amount hereof and the accrued and unpaid interest thereon. For purposes of this Section 4: “Net Cash Proceeds” shall mean the net cash proceeds received by Company in respect of any issuance of Prepayment Indebtedness by Company, less the sum of all reasonable out-of-pocket fees, commissions and other reasonably and customary direct expenses actually incurred in connection with such issuance of Prepayment Indebtedness; and “Prepayment Indebtedness” shall mean any indebtedness for borrowed money excluding (i) indebtedness issued by Company to any of its subsidiaries, (ii) indebtedness incurred for financing the acquisition of specific items of property, including equipment, software, or any related costs, and (iii) any indebtedness issued by Company to Lender or to any other holder of a Term Note.

5. Events of Default. “Event of Default”, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) Failure to Pay Principal. Company defaults in the payment of the principal on this Promissory Note when the same becomes due and payable at the Maturity Date; or

(b) Failure to Pay Interest. Company defaults in the payment of an installment of interest on this Promissory Note when the same becomes due and payable and such default continues for a period of ten (10) days; or

(c) Breaches of Other Covenants. Company fails to perform or observe any other term, covenant or agreement contained in this Promissory Note and the default continues for a period of thirty (30) days after the earlier to occur of (i) Company’s written acknowledgment of such failure or (ii) Lender’s written notice of such failure, requiring Company to remedy the same, shall have been given to Company; or

(d) Cross-Default. Company or a Significant Subsidiary (as such term is defined under Rule 405 of the Securities Act of 1933, as amended, a “Significant Subsidiary”) (i) fails to make any payment at maturity, including any grace period, in respect of any obligation for borrowed money evidenced by any bond, debenture, note or similar instrument (an “Instrument”) in an outstanding principal amount in excess of U.S. $10 million and such failure continues or (ii) defaults with respect to any Instrument, which default results in the acceleration of Indebtedness represented by such Instrument in an amount in excess of U.S. $10 million in the case of clause (i) without such Indebtedness having been discharged or in the case of clause (B) such acceleration having been cured, waived, rescinded or annulled; or

(e) Voluntary Bankruptcy or Insolvency Proceedings. Company or any Significant Subsidiary shall commence a voluntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or Company or any Significant Subsidiary shall consent to the entry of a decree or order for relief in respect of Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Company or any Significant Subsidiary, or Company or any Significant Subsidiary shall file a petition or answer or consent seeking reorganization or relief under any applicable U.S. federal or state law, or Company or any Significant Subsidiary shall consent to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Company or any Significant Subsidiary or of any substantial part of its property, or Company or any Significant Subsidiary shall make an assignment for the benefit of creditors; or

(f) Involuntary Bankruptcy or Insolvency Proceedings. A court having jurisdiction in the premises shall enter (A) a decree or order for relief in respect of Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable U.S. federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging Company or any Significant Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Company or any Significant Subsidiary, under any applicable U.S. federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order for relief or any such other decree or order shall continue unstayed and in effect for a period of sixty (60) consecutive days.

For purposes of this Section 5, “Indebtedness” shall mean, with respect to any Person, at any date of determination (without duplication): (A) all obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of the Company in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof), (B) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers’ acceptances, (C) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person, (D) all obligations of such Person (contingent or otherwise) with respect to an interest rate swap, cap or collar agreement or other similar instrument or agreement, (E) all direct or indirect guaranties or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another Person of the kind described in clauses (A) through (D), (F) any indebtedness or other obligations described in clauses (A) through (E) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person and (G) any and all deferrals, renewals, extensions and refunding of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (A) through (F).

6. Rights of Investor upon an Event of Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default, referred to in Sections 5(e) and 5(f)) and at any time thereafter during the continuance of such Event of Default, Lender may by written notice to Company, declare all outstanding obligations hereunder, including all outstanding principal and accrued and unpaid interest, payable by Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 5(e) and 5(f), immediately and without notice, all outstanding obligations hereunder, including all outstanding principal and accrued and unpaid interest, payable by Company shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right power or remedy otherwise permitted to it by law, either by suit in equity or by action at law, or both. During any period in which an Event of Default has occurred and is continuing, Company shall pay interest on the unpaid principal balance hereof at a rate per annum equal to the rate otherwise applicable hereunder plus five percent (5%).

7. No Waiver by Lender. No delay, omission or waiver on the part of Lender in exercising any right under this Promissory Note will operate as a waiver of such right or any other right of such Lender, nor will any delay, omission, or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The rights and remedies of Lender are cumulative and not exclusive of any rights or remedies it would otherwise have.

8. Tax Withholding. Company shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Promissory Note such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of applicable tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant tax authority by Company, such amounts shall be treated for all purposes as having been paid to Lender.

9. Miscellaneous.

(a) Successors and Assigns. The provisions of this Promissory Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party (and any such attempted assignment or transfer without such consent shall be null and void). With respect to any transfer by Lender that is approved by Company, the record owner of the right to the principal of and any stated interest on the Promissory Note shall be recorded on Company’s books and records.

(b) Amendment. The terms of this Promissory Note may be amended from time to time only by the written agreement of Company and Lender.

(c) Notices. All notices, requests, demands, consents, instructions or other communications to or upon Lender or Company under this Promissory Note shall be in writing and telecopied, mailed or delivered to each party at its telecopier number or address set forth below (or to such other telecopier number or address for any party as indicated in any notice given by that party to the other party). All such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when telecopied, upon confirmation of receipt.

Lender:	_____________________
_____________________
_____________________
Attn:
Telephone: (___) ___-____
Telecopier: (___) ___-____

Company:	Sirenza Microdevices, Inc.
303 South Technology Court
Broomfield, CO 80021
Attention: Robert Van Buskirk
Facsimile: (303) 327-3483

(d) Governing Law. This Promissory Note will be governed by and construed in accordance with the laws of the State of New York.

(f) Waivers. Company hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Promissory Note.

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IN WITNESS WHEREOF, Company has executed this Promissory Note on the day and the year first above written.

SIRENZA MICRODEVICES, INC.

By:	/s/ Charles Bland
Name:	Charles Bland
Title:	Chief Financial Officer